Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Optical Cable Corporation:

We consent to the incorporation by reference in Registration Statement Nos. 333-09433, 333-115575, 333-128163, 333-174917, 333-189277, and 333-203129 on Forms S-8 and Registration Statement No. 333-103108 on Form S-3 of Optical Cable Corporation of our report dated January 28, 2016, with respect to the consolidated balance sheets of Optical Cable Corporation and subsidiaries as of October 31, 2015 and 2014, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2015, which report is incorporated by reference in the October 31, 2015 Annual Report on Form 10-K of Optical Cable Corporation.

/s/ KPMG LLP

Roanoke, Virginia
January 28, 2016